EXHIBIT 99.1

For further information:

George Relan

MTI MicroFuel Cells Inc.

(518) 533-2220

grelan@mechtech.com

MTI MICRO UPDATE ON MILESTONES FOR 2005

Albany, NY, June 23, 2005 - MTI MicroFuel Cells Inc. (MTI Micro), the developer of the award-winning MobionTM micro fuel cell technology and a subsidiary of Mechanical Technology Incorporated (NASDAQ:MKTY), has updated its 2005 milestones as part of the Company's strategic efforts to continue its mission of being a leader in the commercialization of micro fuel cells for portable electronic devices.

MTI Micro remains committed to the high volume, high growth market opportunity of powering consumer devices with micro fuel cells. During the second quarter we completed the development of our first engineering prototype with a replaceable fuel refill - a company milestone - one quarter earlier than originally anticipated.

In concert with The Gillette Company, we have recently met with OEMs concerning product requirements, such as size, energy and power, and these discussions have influenced our consumer market entry strategy. Our updated plans now include the investigation of additional portable product categories - which more closely aligns with the state of our technology development - as the initial pathway to entering the high volume consumer market. As a result, MTI Micro and The Gillette Company have amended their Strategic Alliance Agreement to include additional work for product identification, suitability, and OEM validation.

Consequently, MTI Micro has decided not to pursue an OEM agreement within this calendar year but remains committed to leading the adoption of MobionTM technology for consumer market products.

In addition to our consumer market commitment, we have updated our military plans for the remainder of 2005. Several opportunities have been identified in addition to the previously described military sensor powerpack opportunity. We anticipate delivering sensor prototype powerpacks to the Army's special operations forces by the committed contract date of September 30th, 2005. We previously anticipated achieving this milestone during the second quarter and now anticipate achieving it by the end of the third quarter of this year.

Additionally, it was our intention to deliver these Army prototypes with the capability of doubling the energy density of the military's BA5590 battery. This specification is not required for contract acceptance by the Army, so we have decided to unlink the delivery of the units to the Army and the feature of doubling the energy density, a milestone anticipated for completion in the second quarter. However, we remain confident in our ability to achieve this significant uplift in energy density performance by year end - a milestone not yet achieved within the industry.

Our plans remain unchanged for our third quarter delivery of a soldier radio powerpack prototype, and our fourth quarter milestone to enter into an agreement with a lead customer/partner for a military sensor product.

"We continue to encounter challenges inherent to launching a new disruptive technology.  As a result, we are strengthening our engineering leadership, adding depth to our development teams and adjusting the associated milestone schedules for 2005," said Dr. William Acker, CEO of MTI Micro.  "We are confident that we can continue to overcome these challenges and remain a leader in this exciting multi-billion dollar market for advanced portable power solutions."

About MTI MicroFuel Cells Inc.

MTI MicroFuel Cells Inc., a subsidiary of Mechanical Technology Incorporated, (NASDAQ: MKTY), is the developer of the award winning Mobion™ direct methanol micro fuel cell technology. The Company has a world-class team of entrepreneurial business executives, researchers and scientists; a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to help accelerate commercialization. More information is available at www.mtimicrofuelcells.com

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Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements include descriptions of our revised milestones for 2005, our plans under our Strategic Alliance Agreement with our fuel refill partner, our strategic efforts, descriptions of planned technical and performance specifications of our products (such as energy density), future prospects and applications for fuel cell systems and the extent of the market for micro fuel cells and advanced portable power solutions, the value of any strategic partnerships that we have established and the continuation of such alliances. It is important to note that MTI Micro's actual performance and results may differ materially from those in any such forward-looking statements. Factors that could cause actual performance and results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and customer demand for micro fuel cell and advanced portable power solutions, the potential for early termination of the Strategic Alliance Agreement with our fuel refill partner, and the risk factors identified in Mechanical Technology Incorporated's SEC reports including but not limited to, Mechanical Technology Incorporated's Annual Report for the year ended December 31, 2004, Forms 10-K and 10-K/A and its quarterly report on Form 10-Q for the period ended March 31, 2005.